                                                                  Exhibit (h)(1)

                            ADMINISTRATION AGREEMENT


         THIS AGREEMENT is made as of this 1st day of January, 2002 by and between AMERICAN PERFORMANCE FUNDS, a Massachusetts business trust (the "Trust"), and BISYS Fund Services Ohio, Inc., an Ohio corporation (the "Administrator").

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Trust Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest ("Shares"); and

         WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such series of the Trust as the Trust and the Administrator may agree on ("Portfolios") and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

         ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Trust hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

         ARTICLE 2. ADMINISTRATIVE SERVICES. The Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Trustees of the Trust with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         The Administrator shall provide the Trust with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Trustees, the Administrator shall make reports to the Trust's Trustees concerning the performance of its obligations hereunder.

         Without limiting the generality of the foregoing, the Administrator shall:

         (a) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate, compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, Portfolio average dollar-weighted maturity;

         (b) assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

         (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust's Shares with state securities authorities, monitor the sale of Trust Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

         (d) develop and prepare, with the assistance of the Trust's investment adviser and independent auditors, communications to Shareholders, including the semi-annual and annual reports to Shareholders;

         (e) supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

         (f) calculate performance data of the Portfolios for dissemination to information services covering the investment Trust industry;

         (g) coordinate and supervise the preparation and filing of the Trust's tax returns;

         (h) examine and review the operations and performance of the various organizations providing services to the Trust or any Portfolio of the Trust, including, without limitation, the Trust's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Trustees, report to the Board on the performance of organizations;

         (i) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

         (j) provide individuals reasonably acceptable to the Trust's Board of Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees;

         (k) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

         (l) monitor and advise the Trust and its Portfolios on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

         (m) perform all administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

         (n) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable;

         (o) prepare and file with the SEC the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2;

         (p) assist in monitoring and developing compliance procedures for each Portfolio which will include, among other matters, procedures to monitor compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

         (q) provide legal support to the Trust with respect to regulatory matters including: monitoring regulatory and legislative developments which may affect the Trust and assisting in the strategic response to such developments, assisting the Trust in routine regulatory examinations or investigations of the Trust, and working closely with outside counsel to the Trust in response to any litigation or non-routine regulatory matters; and

         (r) assist the Trust in preparing for Board meetings by (i) coordinating board book production and distribution, (ii) assisting in the preparation of Board agendas, (iii) attending Board meetings, (iv) preparing the BISYS section of Board materials, (v) preparing Board meeting materials, including but not limited to, materials relating to annual contract approvals and 12b-1 plan approvals, as agreed upon by the parties, and (vi) such other Board meeting functions that are agreed upon by the parties.

         The Administrator shall perform such other services for the Trust that are mutually agreed upon in writing by the parties from time to time.

         ARTICLE 3.  ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers and Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

         (B) THE TRUST. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the Investment Adviser to the Trust or any affiliated corporation of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

         ARTICLE 4.  COMPENSATION OF THE ADMINISTRATOR.

         (A) ADMINISTRATION FEE. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Trust shall also reimburse the Administrator for its out-of-pocket expenses, including, but not limited to, the travel and lodging expenses incurred by officers and employees of the Administrator that are also Trustees of the Trust in connection with attendance at Board meetings.

                  If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as the Administrator itself.)

         The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

         ARTICLE 6. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

         ARTICLE 7. DURATION OF THIS AGREEMENT. The Term of this Agreement shall be as specified in Schedule A hereto.

         ARTICLE 8. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 9. AMENDMENTS. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

         ARTICLE 10. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

         ARTICLE 11. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 12. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at 3435 Stelzer Road, Columbus, Ohio 43219 or at the last address furnished in writing by the other party to the party giving notice pursuant to this Article.

         ARTICLE 13. GOVERNING LAW AND MATTERS RELATING TO THE TRUST AS A MASSACHUSETTS BUSINESS TRUST. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts. The names "American Performance Funds" and "Trustees of American Performance Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "American Performance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         ARTICLE 14. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 15. PRIVACY. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Administrator, or collected or retained by Administrator to perform its duties as administrator of the Trusts shall by considered confidential information. Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Administrator except at the direction of the Trust or as required or permitted by law. Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers of the Trust. The Trust represents to Administrator that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide Administrator with a copy of that statement annually.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                            AMERICAN PERFORMANCE FUNDS


                                            By: /s/ Jeffrey C. Cusick
                                                ----------------------

                                            Title: Vice President

                                            BISYS FUND SERVICES OHIO, INC.

                                            By:  /s/ Fred Naddaff
                                              --------------------------------
                                            Title: Executive Vice President

                                   SCHEDULE A

                         TO THE ADMINISTRATION AGREEMENT
                           DATED AS OF JANUARY 1, 2002
                       BETWEEN AMERICAN PERFORMANCE FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


PORTFOLIOS:       This Agreement shall apply to all Portfolios of the Trust
                  either now or hereafter created. The current portfolios of the Trust are set forth below:

                               Equity Fund
                               Small Cap Equity Fund
                               Balanced Fund
                               Growth Equity Fund
                               Bond Fund
                               Intermediate Bond Fund
                               Intermediate Tax-Free Bond Fund
                               Short-Term Income Fund
                               U.S. Treasury Fund
                               Cash Management Fund
                               Institutional Cash Management Fund
                               Institutional U.S. Treasury Fund

                  (collectively, the "Portfolios").

FEES: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                           Twenty one-hundredths of one percent (.20%) of each Portfolio's average daily net assets.

                  The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this

                  Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                  For purposes of determining the fees payable to the Administrator, the value of the net assets of a particular Fund shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Fund as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Fund.

                  The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

                  The fee payable by the Trust hereunder shall be allocated to each Portfolio based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Portfolio shall be a separate (and not joint or joint and several) obligation of each such Portfolio. The Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Administrator's sole discretion.


TERM:                      Pursuant  to Article 7, the term of this  Agreement
                  shall commence on January 1, 2002, and shall remain in effect until December 31, 2005 ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                  If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 8 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to the Administrator equal to the balance due the Administrator under this Agreement for the lesser of (A) the next six months of the Initial Term or (B) the remainder of such Initial Term, assuming for purposes of calculation of the payment that (i) such balance shall be based upon the average amount of the Trust's assets for the twelve months prior to the date the Administrator is replaced or a third party is added and (ii) such payment shall be based upon the actual fee being charged, which may or may not be lower than the contractual fee amount; provided, however, that, in the event the Administrator is replaced or a third party is added to perform services at any time after December 31, 2004, the Trust shall not be required to make a liquidated damages payment.

                  In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services. Under such circumstances, the one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred pursuant to the plan of reorganization or liquidation.

                  The parties further acknowledge and agree that, in the event the Administrator ceases to be retained, as set forth above,
                  (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.